Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Claire Talcott (Media): claire.talcott@aig.com

AIG Reports Excellent First Quarter 2025 Results
■Strong top-line growth, with net premiums written (NPW) of $4.5 billion, flat year-over-year on a reported basis, but an increase of 8% on a comparable basis*†
■Global Commercial NPW of $3.2 billion, an increase of 8% year-over-year, or 10% on a comparable basis†, driven by outstanding 14%† growth in North America Commercial and 8%† in International Commercial, supported by continued optimization of our reinsurance structure
■Global Commercial new business written of $1.1 billion, growing 12% year-over-year
■General Insurance combined ratio of 95.8%; Accident year combined ratio, as adjusted* (AYCR) of 87.8%, the best first quarter results since the financial crisis
■Net income per diluted share of $1.16; Adjusted after-tax income* (AATI) per diluted share of $1.17
■Returned approximately $2.5 billion of capital to shareholders, including $2.2 billion of share repurchases and $234 million of dividends in the first quarter
■Quarterly common stock dividend increase of 12.5% declared by the Board of Directors

NEW YORK, May 1, 2025 – American International Group, Inc. (NYSE: AIG) today reported financial results for the first quarter ended March 31, 2025.

“We are off to an excellent start in 2025. Despite a challenging catastrophe quarter that produced elevated losses for the industry, AIG delivered very strong results. This outcome underscores the effectiveness of our technical underwriting expertise and strategic use of reinsurance, positioning us within our expectations for the remainder of the year. In addition, we reported AIG’s best first quarter accident year combined ratio, as adjusted, since the financial crisis, reflecting the exceptional quality of our underlying portfolio,” said Peter Zaffino, AIG Chairman & Chief Executive Officer.

“We produced impressive top-line growth with net premiums written increasing 8% year-over-year on a comparable basis†. Global Commercial grew 10%†, maintaining high retention of 88% and very strong and balanced new business of $1.1 billion. North America Commercial grew 14%† and International Commercial grew 8%†.

“We continued to deliver against our disciplined capital management strategy and in many ways accelerated progress in the first quarter, returning $2.5 billion of capital to shareholders, including $2.2 billion of share repurchases and $234 million of dividends. We ended the quarter with a debt to total capital ratio of 17.1% and parent liquidity of $4.9 billion.

“As we had signaled at our Investor Day, the AIG Board of Directors has approved a 12.5% increase in our quarterly dividend to $0.45 per share starting in the second quarter of 2025, the third consecutive year of double-digit percentage increases, reflecting confidence in the future earnings power of AIG.

“While the broader macroeconomic and geopolitical environment remains uncertain, AIG is navigating these challenges from a position of strength given our global diversified portfolio,

disciplined underwriting, and resilient balance sheet. Our dedicated colleagues around the world remain committed to delivering on our objectives with the highest quality.

“At our Investor Day on March 31, we set out to demonstrate that, by every measure, we have executed an unprecedented turnaround and today AIG is a different company with unparalleled opportunities. As we look ahead, we have significant strategic and financial flexibility, exceptional momentum, and we continue to expect to achieve 10%+ Core Operating ROE for full year 2025 along with the three-year financial targets we provided at our Investor Day.”

* Refers to financial measure not calculated in accordance with generally accepted accounting principles (non-GAAP); definitions of non-GAAP measures and reconciliations to their closest GAAP measures can be found in this news release under the heading Comment on Regulation G and Non-GAAP Financial Measures.
† NPW on a comparable basis reflects year-over-year comparison on a constant dollar basis adjusted for the sale of global personal travel and assistance business (AIG’s Travel business) in 2024. Refer to page 20 for more detail.

FINANCIAL SUMMARY

	Three Months Ended March 31,
($ and shares in millions, except per share amounts)	2024	2025
Income attributable to AIG common shareholders from continuing operations	$775	$698
Net income per diluted share attributable to AIG common shareholders from continuing operations	$1.13	$1.16

Net income attributable to AIG common shareholders	$1,194	$698
Net income per diluted share attributable to AIG common shareholders	$1.74	$1.16

Net investment income	$979	$1,105
Net investment income, APTI basis	841	845

Adjusted pre-tax income (loss)	$1,153	$909
General Insurance	1,358	979
Other Operations	(205)	(70)

Adjusted after-tax income attributable to AIG common shareholders	$862	$702
Adjusted after-tax income per diluted share attributable to AIG common shareholders	$1.25	$1.17

Weighted average common shares outstanding - diluted	688.0	599.2

Return on equity	10.8%	6.7%
Adjusted return on equity	6.4%	6.4%
Core operating return on equity	9.6%	7.7%

Book value per share	$64.66	$71.38
Adjusted book value per share	$79.36	$74.45
Adjusted tangible book value per share	$73.69	$67.96
Core operating book value per share	$52.59	$61.72

Common shares outstanding (in millions)	671.0	580.4

For the first quarter of 2025, net income attributable to AIG common shareholders was $698 million, or $1.16 per diluted common share, compared to $1.2 billion, or $1.74 per diluted common share, in the prior year quarter. The year-over-year decrease was largely attributable to net income of $0.61 per diluted common share from Corebridge Financial, Inc.’s (Corebridge), recognized in the prior year quarter, prior to Corebridge’s deconsolidation.

AATI was $702 million, or $1.17 per diluted common share, for the first quarter of 2025, compared to $862 million, or $1.25 per diluted common share, in the prior year quarter, reflecting lower underwriting income in General Insurance driven by higher catastrophe losses, partially offset by more favorable prior year development and lower expense ratio as well as improved results in Other Operations.

Total net investment income for the first quarter of 2025 was $1.1 billion, an increase of 13% from $979 million in the prior year quarter, primarily due to change in fair value and dividend income from AIG’s equity in Corebridge, higher income on available for sale fixed maturity securities and lower investment expenses, partially offset by lower income from short-term investments, mortgage loans and other invested assets. Total net investment income on an APTI basis* was $845 million, flat compared to the prior year quarter. Net investment income attributed to General Insurance was down 3% from the prior year quarter, mainly due to lower income from alternatives and other invested assets, partially offset by higher income on available for sale fixed maturity securities and lower investment expenses.

In the first quarter of 2025, AIG returned approximately $2.5 billion to shareholders through $2.2 billion of common stock repurchases representing approximately 29 million shares, and $234 million of common stock dividends. AIG Parent liquidity was $4.9 billion as of March 31, 2025.

Return on Equity (ROE) and Core Operating ROE* were 6.7% and 7.7%, respectively, in the first quarter of 2025. Book value per share was $71.38 as of March 31, 2025, an increase of 2% from December 31, 2024. Adjusted tangible book value per share* was $67.96, flat from December 31, 2024. Total debt to total capital ratio at March 31, 2025 was 17.1% and total debt to total adjusted capital* ratio was 16.6%.

On May 1, 2025, the AIG Board of Directors declared a quarterly cash dividend on AIG common stock of $0.45 per share. The dividend is payable on June 27, 2025 to stockholders of record at the close of business on June 13, 2025.

Realignment of Reportable Segments: In the fourth quarter 2024, AIG realigned its organizational structure and the composition of its reportable segments to reflect changes in how AIG manages its operations, specifically the level at which its chief operating decision makers regularly review operating results and allocate resources. AIG has three reportable segments: North America Commercial, International Commercial and Global Personal. General Insurance consists of our three reportable segments and the net investment income related to our insurance operations. Prior years’ presentations have been revised to conform to the new reportable segments.

GENERAL INSURANCE

	Three Months Ended March 31,
($ in millions)	2024	2025	Change
Gross premiums written	$9,156	$9,011	(2)%
Net premiums written	$4,512	$4,526	—%
Underwriting income (loss)	$596	$243	(59)%

Net investment income	$762	$736	(3)%
Adjusted pre-tax income	$1,358	$979	(28)%

Underwriting ratios:
General Insurance (GI) CR	89.8	95.8	6.0	pts
GI Loss ratio	58.0	65.3	7.3
Less: impact on loss ratio
Catastrophe losses and reinstatement premiums	(1.9)	(9.1)	(7.2)
Prior year development, net of reinsurance and prior year premiums	0.5	1.1	0.6
GI Accident year loss ratio, as adjusted	56.6	57.3	0.7
GI Expense ratio	31.8	30.5	(1.3)
GI Accident year combined ratio, as adjusted	88.4	87.8	(0.6)	pts

Comparable Basis†:
Net premiums written	$4,191	$4,526	8%
•First quarter NPW of $4.5 billion was flat from the prior year quarter on a reported basis, but increased 8% on a comparable basis†, driven by 10%† growth in Global Commercial.
•Underwriting income was $243 million, a 59% decrease from the prior year quarter, due principally to higher catastrophe charges.
•Total catastrophe-related charges were $525 million, representing 9.1 loss ratio points, compared to $106 million, representing 1.9 loss ratio points, in the prior year quarter. First quarter 2025 included $460 million of losses, before reinstatement premiums, from the January California wildfires.
•First quarter 2025 included favorable prior year development (PYD), net of reinsurance and prior year premiums, of $64 million, compared to $22 million in the prior year quarter, primarily driven by favorable development on U.S. Property and Global Specialty along with the amortization benefit related to adverse development cover.
•The combined ratio was 95.8%, compared to 89.8% in the prior year quarter. The increase was largely driven by higher catastrophe charges, partially offset by lower expense ratio, which improved 130 basis points. The AYCR was 87.8%, compared to 88.4% in the prior year quarter.
•General Insurance APTI* of $979 million decreased 28% from the prior year quarter, primarily driven by lower underwriting income.

GENERAL INSURANCE - NORTH AMERICA COMMERCIAL

	Three Months Ended March 31,
($ in millions)	2024	2025	Change
Net premiums written	$1,033	$1,174	14%
Underwriting income (loss)	$236	$129	(45)%

Underwriting ratios:
CR	88.1	93.9	5.8	pts
AYCR, as adjusted	85.9	84.3	(1.6)	pts

Comparable Basis†:
Net premiums written	$1,032	$1,174	14%

•First quarter NPW of $1.2 billion increased 14% from the prior year quarter, primarily driven by Lexington Insurance, benefiting from new business production and strong retention, as well as Glatfelter and Retail Property.
•The combined ratio was 93.9%, compared to 88.1% in the prior year quarter. The increase was mainly driven by higher catastrophe charges predominantly from the January California wildfires, partially offset by lower expense ratio and more favorable PYD, net of reinsurance. The AYCR was 84.3%, compared to 85.9% in the prior year quarter.

GENERAL INSURANCE - INTERNATIONAL COMMERCIAL

	Three Months Ended March 31,
($ in millions)	2024	2025	Change
Net premiums written	$1,939	$2,027	5%
Underwriting income (loss)	$330	$240	(27)%

Underwriting ratios:
CR	83.6	88.2	4.6	pts
AYCR, as adjusted	83.0	85.4	2.4	pts

Comparable Basis†:
Net premiums written	$1,874	$2,027	8%

•First quarter NPW of $2.0 billion increased 5% from the prior year quarter, or 8% on a comparable basis†, driven by the growth in Property and Global Specialty.
•First quarter combined ratio was 88.2%, compared to 83.6% in the prior year quarter. The increase was primarily due to higher loss ratio, predominantly driven by catastrophe charges, and increased general operating expense ratio, partially offset by more favorable PYD, net of reinsurance. The AYCR was 85.4%, compared to 83.0% in the prior year quarter, driven by an increase in both the accident year loss ratio, as adjusted, and the general operating expense ratio.

GENERAL INSURANCE - GLOBAL PERSONAL

	Three Months Ended March 31,
($ in millions)	2024	2025	Change
Net premiums written	$1,540	$1,325	(14)%
Underwriting income (loss)	$30	$(126)	NM	%

Underwriting ratios:
CR	98.3	107.9	9.6	pts
AYCR, as adjusted	97.0	95.6	(1.4)	pts

Comparable Basis†:
Net premiums written	$1,285	$1,325	3%

•First quarter NPW of $1.3 billion declined 14% from the prior year quarter, but grew 3% on a comparable basis†, driven by growth in Personal Auto, resulting from positive rate change and new business production.
•First quarter combined ratio was 107.9%, compared to 98.3% in the prior year quarter. The increase was primarily driven by the impact from the January California wildfires, partially offset by improved expense ratio. The AYCR was 95.6%, improved from 97.0% in the prior year quarter.

OTHER OPERATIONS

	Three Months Ended March 31,
($ in millions)	2024	2025	Change
Net investment income and other	$73	$110	51%
Corporate and other general operating expenses	(158)	(85)	46
Amortization of intangible assets	(4)	(4)	—
Interest expense	(115)	(91)	21
Adjusted pre-tax loss before consolidation and eliminations	$(204)	$(70)	66
Total consolidation and eliminations	(1)	—	NM
Adjusted pre-tax loss	$(205)	$(70)	66%

•Other Operations predominantly consists of Net investment income from our AIG Parent liquidity portfolio, Corebridge dividend income, corporate General operating expenses (GOE), and Interest expense.
•Net investment income and other in the first quarter increased $37 million from the prior year quarter due to dividend income received from Corebridge in the first quarter of 2025.
•Corporate and other GOE improved $73 million from the prior year quarter, reflecting portions of the benefits from the savings of AIG Next and incremental GOE expenses being transferred into General Insurance. We achieved run-rate Other Operations GOE target at $85 million in the first quarter of 2025 and are on track to achieving the target operating structure of $350 million of annual expenses in 2025.
•Interest expense decreased $24 million from the prior year quarter, primarily driven by debt reduction.

CONFERENCE CALL
AIG will host a conference call tomorrow, Friday, May 2, 2025 at 8:30 a.m. ET to review these results. The call is open to the public and can be accessed via a live, listen-only webcast in the Investors section of www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investors section at www.aig.com.

Cautionary Statement Regarding Forward-Looking Information and Factors That May Affect Future Results
Certain statements in this press release and other publicly available documents may include, and members of management may from time to time make and discuss, statements which, to the extent they are not statements of historical or present fact, may constitute “forward-looking statements” within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward‑looking statements are intended to provide management’s current expectations or plans for future operating and financial performance, based on assumptions currently believed to be valid and accurate. Forward-looking statements are often preceded by, followed by or include words such as “will,” “believe,” “anticipate,” “expect,” “expectations,” “intend,” “plan,” “strategy,” “prospects,” “project,” “anticipate,” “should,” “guidance,” “outlook,” “confident,” “focused on achieving,” “view,” “target,” “goal,” “estimate” and other words of similar meaning in connection with a discussion of future operating or financial performance. These statements may include, among other things, projections, goals and assumptions that relate to future actions, prospective services or products, future performance or results of current and anticipated services or products, sales efforts, expense reduction efforts, the outcome of contingencies such as legal proceedings, anticipated organizational, business or regulatory changes, the effect of catastrophic events, both natural and man-made, and macroeconomic and/or geopolitical events, anticipated dispositions, monetization and/or acquisitions of businesses or assets, the successful integration of acquired businesses, management succession and retention plans, exposure to risk, trends in operations and financial results, and other statements that are not historical facts.

All forward-looking statements involve risks, uncertainties and other factors that may cause actual results and financial condition to differ, possibly materially, from the results and financial condition expressed or implied in the forward-looking statements. Factors that could cause actual results to differ, possibly materially, from those in specific projections, targets, goals, plans, assumptions and other forward-looking statements include, without limitation:

•the impact of adverse developments affecting economic conditions in the markets in which we operate in the U.S. and globally, including financial market conditions, macroeconomic trends, changes in trade policies, including tariffs, fluctuations in interest rates and foreign currency exchange rates, inflationary pressures, including social inflation, pressures on the commercial real estate market, and geopolitical events or conflicts;
•the occurrence of catastrophic events, both natural and man-made, which may be exacerbated by the effects of climate change;
•disruptions in the availability or accessibility of our or a third party’s information technology systems, including hardware and software, infrastructure or networks, and the inability to safeguard the confidentiality and integrity of customer, employee or company data due to cyberattacks, data security breaches or infrastructure vulnerabilities;
•our ability to effectively implement technological advancements, including the use of artificial intelligence (AI), and respond to competitors' AI and other technology initiatives;
•the effects of changes in laws and regulations, including those relating to privacy, data protection, cybersecurity and AI, and the regulation of insurance, in the U.S. and other countries in which we operate;
•concentrations in our investment portfolios, including our continuing equity market exposure to Corebridge Financial, Inc. (Corebridge);
•changes in the valuation of our investments;
•our reliance on third-party investment managers;
•nonperformance or defaults by counterparties;
•our reliance on third parties to provide certain business and administrative services;
•our ability to adequately assess risk and estimate related losses as well as the effectiveness of our enterprise risk management policies and procedures;
•changes in judgments or assumptions concerning insurance underwriting and insurance liabilities;

•concentrations of our insurance, reinsurance and other risk exposures;
•availability of adequate reinsurance or access to reinsurance on acceptable terms;
•changes to tax laws in the U.S. and other countries in which we operate;
•the effectiveness of strategies to retain and recruit key personnel and to implement effective succession plans;
•the effects of sanctions and the failure to comply with those sanctions;
•difficulty in marketing and distributing products through current and future distribution channels;
•actions by rating agencies with respect to our credit and financial strength ratings as well as those of its businesses and subsidiaries;
•changes in judgments concerning the recognition of deferred tax assets and the impairment of goodwill;
•our ability to successfully dispose of, monetize and/or acquire businesses or assets or successfully integrate acquired businesses, and the anticipated benefits thereof;
•our ability to address evolving global stakeholder expectations and regulatory requirements including with respect to environmental, social and governance matters;
•our ability to effectively implement restructuring initiatives and potential cost-savings opportunities;
•changes to sources of or access to liquidity;
•changes in accounting principles and financial reporting requirements or their applicability to us;
•the outcome of significant legal, regulatory or governmental proceedings;
•our ability to effectively execute on sustainability targets and standards;
•the impact of epidemics, pandemics and other public health crises and responses thereto; and
•such other factors discussed in:
•Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations (MD&A) in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 (which will be filed with the Securities and Exchange Commission (SEC));
•Part I, Item 1A. Risk Factors and Part II, Item 7. MD&A in our Annual Report on Form 10-K for the year ended December 31, 2024; and
•our other filings with the SEC.
Forward-looking statements speak only as of the date of this press release, or in the case of any document incorporated by reference, the date of that document. AIG is not under any obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law. Additional information as to factors that may cause actual results to differ materially from those expressed or implied in any forward-looking statements is disclosed from time to time in our filings with the SEC.
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COMMENT ON REGULATION G AND NON-GAAP FINANCIAL MEASURES
Throughout this press release, including the financial highlights, AIG presents its financial condition and results of operations in the way it believes will be most meaningful and representative of its business results. Some of the measurements AIG uses are “Non-GAAP financial measures” under SEC rules and regulations. GAAP is the acronym for generally accepted accounting principles in the United States. The non-GAAP financial measures AIG presents are listed below and may not be comparable to similarly-named measures reported by other companies. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables attached to this news release or in the First Quarter 2025 Financial Supplement available in the Investors section of AIG’s website, www.aig.com.
Unless otherwise mentioned or unless the context indicates otherwise, we use the terms “AIG,” “we,” “us” and “our” to refer to American International Group, Inc., a Delaware corporation, and its consolidated subsidiaries.
AIG uses the following operating performance measures because AIG believes they enhance the understanding of the underlying profitability of continuing operations and trends of AIG’s segments. AIG believes they also allow for more meaningful comparisons with AIG’s insurance competitors. When AIG uses these measures, reconciliations to the most comparable GAAP measure are provided on a consolidated basis.
Book value per share, excluding investments related cumulative unrealized gains and losses recorded in Accumulated other comprehensive income (loss) (AOCI) adjusted for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets (collectively, Investments AOCI) (Adjusted book value per share) is used to show the amount of our net worth on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets held by AIG in support of Fortitude Re’s reinsurance obligations to AIG (Fortitude Re funds withheld assets) since these fair value movements are economically transferred to Fortitude Re. Adjusted book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI (AIG adjusted common shareholders' equity) by total common shares outstanding.
Book Value per share, excluding Investments AOCI, Goodwill, Value of business acquired (VOBA), Value of distribution channel acquired (VODA) and Other intangible assets (Adjusted tangible book value per share) is used to provide a useful measure of the realizable shareholder value on a per share basis after eliminating the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions and Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re. Adjusted tangible book value per share is derived by dividing AIG adjusted common equity, excluding intangible assets, (AIG adjusted tangible common shareholders’ equity) by total common shares outstanding.
Book value per share, excluding Investments AOCI, deferred tax assets (DTA) and AIG’s ownership interest in Corebridge (Core operating book value per share) is used to show the amount of our net worth on a per share basis after eliminating Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to net operating loss carryforwards (NOLs), corporate alternative minimum tax credits (CAMTCs) and foreign tax credits (FTCs) that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. Core operating book value per share is derived by dividing total AIG common shareholders’ equity, excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (AIG core operating shareholders’ equity) by total common shares outstanding.
Total debt and preferred stock to total adjusted capital ratio is used to show the AIG’s debt leverage adjusted for Investments AOCI and is derived by dividing total debt and preferred stock by total capital excluding Investments AOCI (Total adjusted capital). We believe this measure is useful to investors because it eliminates items that can fluctuate significantly from period to period due to changes in market conditions. In addition, we adjust for the cumulative unrealized gains and losses related to Fortitude Re funds withheld assets since these fair value movements are economically transferred to Fortitude Re.

Return on equity – Adjusted after-tax income excluding Investments AOCI (Adjusted return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI. We believe this measure is useful to investors because it eliminates the fair value of investments which can fluctuate significantly from period to period due to changes in market conditions. Adjusted return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG adjusted common shareholders’ equity.
Return on equity – Adjusted after-tax income excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge (Core operating return on equity) is used to show the rate of return on common shareholders’ equity excluding Investments AOCI, DTA and AIG’s ownership interest in Corebridge. We believe this measure is useful to investors because it eliminates the fair value of investments that can fluctuate significantly from period to period due to changes in market conditions. We also exclude the portion of DTA representing U.S. tax attributes related to NOLs, CAMTCs and FTCs that have not yet been utilized. Amounts for interim periods are estimates based on projections of full-year attribute utilization. As NOLs, CAMTCs and FTCs are utilized, the corresponding portion of the DTA utilized is included. We exclude AIG’s ownership interest in Corebridge since it is not a core long-term investment for AIG. We believe this metric will provide investors with greater insight as to the underlying profitability of our property and casualty business. Core operating return on equity is derived by dividing actual or, for interim periods, annualized adjusted after-tax income attributable to AIG common shareholders by average AIG core operating shareholders’ equity.
Adjusted Pre-tax Income (APTI) is derived by excluding the items set forth below from income from continuing operations before income tax:
•changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares;
•net investment income on Fortitude Re funds withheld assets;
•net realized gains and losses on Fortitude Re funds withheld assets;
•loss (gain) on extinguishment of debt;
•all net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication. Earned income on such economic hedges is reclassified from net realized gains and losses to specific APTI line items based on the economic risk being hedged (e.g. net investment income);
•income or loss from discontinued operations;
•net loss reserve discount benefit (charge);
•net results of businesses in run-off;
•non-operating pension expense;
•net gain or loss on divestitures and other;
•non-operating litigation reserves and settlements;
•restructuring and other costs related to initiatives designed to reduce operating expenses, improve efficiency and simplify our organization;
•the portion of favorable or unfavorable prior year reserve development for which we have ceded the risk under retroactive reinsurance agreements and related changes in amortization of the deferred gain;
•integration and transaction costs associated with acquiring or divesting businesses;
•losses from the impairment of goodwill;
•non-recurring costs associated with the implementation of non-ordinary course legal or regulatory changes or changes to accounting principles; and
•income from elimination of the international reporting lag.
Adjusted After-tax Income attributable to AIG common shareholders (AATI) is derived by excluding the tax effected APTI adjustments described above, dividends on preferred stock and preferred stock redemption premiums, noncontrolling interest on net realized gains (losses), other non-operating expenses and the following tax items from net income attributable to AIG:
•deferred income tax valuation allowance releases and charges;
•changes in uncertain tax positions and other tax items related to legacy matters having no relevance to our current businesses or operating performance; and
•net tax charge related to the enactment of the Tax Cuts and Jobs Act.
See page 15 for the reconciliation of Net income attributable to AIG to Adjusted After-tax Income Attributable to AIG.

Ratios: We, along with most property and casualty insurance companies, use the loss ratio, the expense ratio and the combined ratio as measures of underwriting performance. These ratios are relative measurements that describe, for every $100 of net premiums earned, the amount of losses and loss adjustment expenses (which for General Insurance excludes net loss reserve discount), and the amount of other underwriting expenses that would be incurred. A combined ratio of less than 100 indicates underwriting income and a combined ratio of over 100 indicates an underwriting loss. Our ratios are calculated using the relevant segment information calculated under GAAP, and thus may not be comparable to similar ratios calculated for regulatory reporting purposes. The underwriting environment varies across countries and products, as does the degree of litigation activity, all of which affect such ratios. In addition, investment returns, local taxes, cost of capital, regulation, product type and competition can have an effect on pricing and consequently on profitability as reflected in underwriting income and associated ratios.
Accident year loss and Accident year combined ratios, as adjusted (Accident year loss ratio, ex-CAT and Accident year combined ratio, ex-CAT): both the accident year loss and accident year combined ratios, as adjusted, exclude catastrophe losses (CATs) and related reinstatement premiums, prior year development, net of premium adjustments, and the impact of reserve discounting. Natural catastrophe losses are generally weather or seismic events, in each case, having a net impact on AIG in excess of $10 million and man-made catastrophe losses, such as terrorism and civil disorders that exceed the $10 million threshold. We believe that as adjusted ratios are meaningful measures of our underwriting results on an ongoing basis as they exclude catastrophes and the impact of reserve discounting which are outside of management’s control. We also exclude prior year development to provide transparency related to current accident year results.
Underwriting ratios are computed as follows:
a.Loss ratio = Loss and loss adjustment expenses incurred ÷ Net premiums earned (NPE)
b.Acquisition ratio = Total acquisition expenses ÷ NPE
c.General operating expense ratio = General operating expenses ÷ NPE
d.Expense ratio = Acquisition ratio + General operating expense ratio
e.Combined ratio = Loss ratio + Expense ratio
f.CATs and reinstatement premiums ratio = [Loss and loss adjustment expenses incurred – (CATs)] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes] – Loss ratio
g.Accident year loss ratio, as adjusted (AYLR ex-CAT) = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums + Adjustment for ceded premium under reinsurance contracts related to prior accident years]
h.Accident year combined ratio, as adjusted (AYCR ex-CAT) = AYLR ex-CAT + Expense ratio
i.Prior year development net of reinsurance and prior year premiums ratio = [Loss and loss adjustment expenses incurred – CATs – PYD] ÷ [NPE +/(-) Reinstatement premiums related to catastrophes +/(-) Prior year premiums] – Loss ratio – CATs and reinstatement premiums ratio.
Results from discontinued operations, including Corebridge, are excluded from all of these measures.
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American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation
($ in millions, except per common share data)

Reconciliations of Adjusted Pre-tax and After-tax Income
	Three Months Ended March 31,
	2024				2025
		Total Tax	Non-			Total Tax	Non-
		(Benefits)	controlling	After		(Benefits)	controlling	After
	Pre-tax	Charge	Interests(a)	Tax	Pre-tax	Charge	Interests(a)	Tax
Pre-tax income/net income, including noncontrolling interests	$1,058	$261	$—	$1,600	$960	$262	$—	$698
Noncontrolling interests(a)	—	—	(384)	(384)	—	—	—	—
Pre-tax income/net income attributable to AIG	1,058	261	(384)	1,216	960	262	—	698
Dividends on preferred stock and preferred stock redemption premiums				22				—
Net income attributable to AIG common shareholders				1,194				698
Adjustments:
Changes in uncertain tax positions and other tax adjustments	—	3	—	(3)	—	6	—	(6)
Deferred income tax valuation allowance releases	—	5	—	(5)	—	2	—	(2)
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares	(88)	(19)	—	(69)	(217)	(46)	—	(171)
Loss on extinguishment of debt and preferred stock redemption premiums	—	—	—	15	—	—	—	—
Net investment income on Fortitude Re funds withheld assets	(39)	(8)	—	(31)	(40)	(8)	—	(32)
Net realized losses on Fortitude Re funds withheld assets	19	4	—	15	2	—	—	2
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	9	2	—	7	41	9	—	32
Net realized losses(b)	55	7	—	48	66	(38)	—	104
Income from discontinued operations				(803)				—
Net gain on divestitures and other	—	—	—	—	(3)	(1)	—	(2)
Non-operating litigation reserves and settlements	—	—	—	—	(11)	(2)	—	(9)
Unfavorable prior year development and related amortization changes ceded under retroactive reinsurance agreements	2	—	—	2	9	2	—	7
Net loss reserve discount charge	76	16	—	60	17	3	—	14
Net results of businesses in run-off(c)	(7)	(1)	—	(6)	(5)	(1)	—	(4)
Non-operating pension expense	—	—	—	—	5	1	—	4
Integration and transaction costs associated with acquiring or divesting businesses	(3)	(1)	—	(2)	5	1	—	4
Restructuring and other costs	67	14	—	53	76	16	—	60
Non-recurring costs related to regulatory or accounting changes	4	1	—	3	4	1	—	3
Noncontrolling interests(a)			384	384			—	—
Adjusted pre-tax income/Adjusted after-tax income attributable to AIG common shareholders	$1,153	$284	$—	$862	$909	$207	$—	$702
(a)Noncontrolling interest primarily relates to Corebridge and is the portion of Corebridge earnings that AIG did not own. Corebridge is consolidated until June 9, 2024. The historical results of Corebridge owned by AIG are reflected in the Income (loss) from discontinued operations, net of income taxes.
(b)Includes all Net realized gains and losses except earned income (periodic settlements and changes in settlement accruals) on derivative instruments used for non-qualifying (economic) hedging or for asset replication and net realized gains and losses on Fortitude Re funds withheld assets.
(c)In the fourth quarter of 2024, AIG realigned and began excluding the net results of run-off businesses previously reported in Other Operations from Adjusted pre-tax income. Historical results have been recast to reflect these changes.

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliations of General Insurance and Other Operations Net Investment Income and Other and Adjusted Pre-tax Income
	Three Months Ended March 31,
	2024				2025
	General Insurance		Other Operations		General Insurance		Other Operations
	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)	Net Investment Income and Other	Pre-tax Income (Loss)
Net investment income and other/Pre-tax income (loss)	$814	$1,191	$165	$(133)	$756	$853	$360	$107
Consolidation and Eliminations	—	—	(3)	—	—	—	(1)	—
Other income (expense) - net	(12)	—	8	—	—	—	(9)	—
Changes in the fair values of equity securities, AIG's investment in Corebridge and gain on sale of shares	(35)	(35)	(53)	(53)	(20)	(20)	(197)	(197)
Net investment income on Fortitude Re funds withheld assets	—	—	(39)	(39)	1	1	(41)	(41)
Net realized losses on Fortitude Re funds withheld assets	—	—	—	19	—	2	—	—
Net realized (gains) losses on Fortitude Re funds withheld embedded derivative	—	—	—	9	—	—	—	41
Net realized (gains) losses	(5)	88	(2)	(33)	(1)	53	3	13
Net loss (gain) on divestitures and other	—	—	—	—	—	6	—	(9)
Non-operating litigation reserves and settlements	—	—	—	—	—	—	—	(11)
Unfavorable (favorable) prior year development and related amortization changes ceded under retroactive reinsurance agreements	—	7	—	(5)	—	14	—	(5)
Net loss reserve discount (benefit) charge	—	76	—	—	—	17	—	—
Net results of businesses in run-off	—	—	(3)	(7)	—	—	(5)	(5)
Non-operating pension expense	—	—	—	—	—	4	—	1
Integration and transaction costs associated with acquiring or divesting businesses	—	—	—	(3)	—	—	—	5
Restructuring and other costs	—	27	—	40	—	45	—	31
Non-recurring costs related to regulatory or accounting changes	—	4	—	—	—	4	—	—
Net investment income and other, APTI basis/Adjusted pre-tax income (loss)	$762	$1,358	$73	$(205)	$736	$979	$110	$(70)

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Summary of Key Financial Metrics
	Three Months Ended March 31,
Earnings per common share:	2024	2025	% Inc. (Dec.)
Basic
Income from continuing operations	$1.14	$1.18	3.5%
Income from discontinued operations	0.61	—	NM
Net income attributable to AIG common shareholders	$1.75	$1.18	(32.6)
Diluted
Income from continuing operations	$1.13	$1.16	2.7
Income from discontinued operations	0.61	—	NM
Net income attributable to AIG common shareholders	$1.74	$1.16	(33.3)
Adjusted after-tax income attributable to AIG common shareholders per diluted share	$1.25	$1.17	(6.4)%
Weighted average shares outstanding:
Basic	682.6	593.8
Diluted	688.0	599.2

Reconciliation of Net Investment Income
	Three Months Ended
	March 31,
	2024	2025
Net Investment Income per Consolidated Statements of Operations	$979	$1,105
Changes in the fair values of equity securities and AIG's investment in Corebridge	(88)	(217)
Net investment income on Fortitude Re funds withheld assets	(39)	(40)
Net realized gains (losses) related to economic hedges and other	(8)	2
Net investment income of businesses in run-off	(3)	(5)
Total Net Investment Income - APTI Basis	$841	$845

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Book Value per Share
As of period end:	March 31, 2024	December 31, 2024	March 31, 2025
Total AIG common shareholders' equity (a)	$43,385	$42,521	$41,431
Less: Investments AOCI	(11,768)	(2,872)	(2,443)
Add: Cumulative unrealized gains and losses related to Fortitude Re Funds withheld assets	(1,904)	(667)	(664)
Subtotal Investments AOCI	(9,864)	(2,205)	(1,779)
Total adjusted common shareholders' equity (b)	$53,249	$44,726	$43,210

Total adjusted common shareholders' equity (b)	$53,249	$44,726	$43,210
Total intangible assets	3,800	3,743	3,764
AIG adjusted tangible common shareholders' equity (d)	$49,449	$40,983	$39,446

Total AIG common shareholders' equity (a)	$43,385	$42,521	$41,431
Less: AIG's ownership interest in Corebridge	6,593	3,810	4,018
Less: Investments related AOCI - AIG	(3,238)	(2,872)	(2,443)
Add: Cumulative unrealized gains and losses related to Fortitude Re funds withheld assets - AIG	(588)	(667)	(664)
Subtotal Investments AOCI - AIG	(2,650)	(2,205)	(1,779)
Less: Deferred tax assets	4,153	3,489	3,370
AIG core operating shareholders' equity (e)	$35,289	$37,427	$35,822
Total common shares outstanding (f)	671.0	606.1	580.4

As of period end:	March 31, 2024	% Inc. (Dec.)	December 31, 2024	% Inc. (Dec.)	March 31, 2025
Book value per share (a÷f)	$64.66	10.4%	$70.16	1.7%	$71.38
Adjusted book value per share (b÷f)	79.36	(6.2)	73.79	0.9	74.45
Adjusted tangible book value per share (d÷f)	73.69	(7.8)	67.62	0.5	67.96
Core operating book value per share (e÷f)	52.59	17.4	61.75	—	61.72

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Return On Equity
	Three Months Ended March 31,
	2024	2025
Actual or annualized net income (loss) attributable to AIG common shareholders (a)	$4,776	$2,792
Actual or annualized adjusted after-tax income attributable to AIG common shareholders (b)	$3,448	$2,808

Average AIG adjusted common shareholders' equity
Average AIG Common Shareholders' equity (c)	$44,126	$41,976
Less: Average investments AOCI	(9,534)	(1,992)
Average adjusted common shareholders' equity (d)	$53,660	$43,968

Average AIG core operating shareholders' equity
Average AIG common shareholders' equity	$44,126	$41,976
Less: Average AIG's ownership interest in Corebridge	6,666	3,914
Less: Average investments AOCI - AIG	(2,581)	(1,992)
Less: Average deferred tax assets	4,233	3,430
Average AIG core operating shareholders' equity (f)	$35,808	$36,624

ROE (a÷c)	10.8%	6.7%
Adjusted return on equity (b÷d)	6.4%	6.4%
Core operating ROE (b÷f)	9.6%	7.7%

Reconciliation of Total Debt to Total Capital
Three Months Ended
March 31, 2025
Total financial and hybrid debt	$8,558

Total capital	$50,017
Less non-redeemable noncontrolling interests	28
Less Investments AOCI	(1,779)
Total adjusted capital	$51,768

Hybrid - debt securities / Total capital	1.2%
Financial debt / Total capital	15.9
Total debt / Total capital	17.1%
Total debt / Total adjusted capital	16.6%

American International Group, Inc.
Selected Financial Data and Non-GAAP Reconciliation (continued)
($ in millions, except per common share data)

Reconciliation of Net Premiums Written - Comparable Basis
	Three Months Ended March 31,
		North
	General	America	International	Global	Global
2025	Insurance	Commercial	Commercial	Personal	Commercial
Net premiums written as reported in U.S. dollars	$4,526	$1,174	$2,027	$1,325	$3,201

2024
Net premiums written as reported in U.S. dollars	$4,512	$1,033	$1,939	$1,540	$2,972
Foreign exchange effect	(112)	(1)	(65)	(46)	(66)
AIG's Travel business impact	(209)	—	—	(209)	—
Net premiums written on comparable basis	$4,191	$1,032	$1,874	$1,285	$2,906

Increase (decrease) in Net premiums written on comparable basis	8%	14%	8%	3%	10%

Reconciliations of Accident Year Loss and Accident Year Combined Ratios, as Adjusted

	Three Months Ended March 31,
	2024	2025
North America Commercial
Combined ratio	88.1	93.9
Catastrophe losses and reinstatement premiums	(3.6)	(12.0)
Prior year development, net of reinsurance and prior year premiums	1.4	2.4
Accident year combined ratio, as adjusted	85.9	84.3

International Commercial
Loss ratio	54.1	57.4
Catastrophe losses and reinstatement premiums	(0.7)	(3.4)
Prior year development, net of reinsurance and prior year premiums	0.1	0.6
Accident year loss ratio, as adjusted	53.5	54.6

Combined ratio	83.6	88.2
Catastrophe losses and reinstatement premiums	(0.7)	(3.4)
Prior year development, net of reinsurance and prior year premiums	0.1	0.6
Accident year combined ratio, as adjusted	83.0	85.4

Global Personal
Combined ratio	98.3	107.9
Catastrophe losses and reinstatement premiums	(1.1)	(12.3)
Prior year development, net of reinsurance and prior year premiums	(0.2)	—
Accident year combined ratio, as adjusted	97.0	95.6